Exhibit 12.1
LaSalle Hotel Properties
Computation of Ratios of Earnings to Fixed Charges
(in thousands, except ratio data)
(unaudited)

	For the year ended December 31,
	2015	2014	2013	2012	2011

Net income attributable to common shareholders	$123,383	$197,561	$70,984	$45,146	$12,934
Discontinued operations	0	0	0	0	(796)
Income tax (benefit) expense	(1,292)	2,306	470	9,062	7,048
Noncontrolling interests	277	652	320	281	(1)
Fixed charges	56,066	59,515	58,165	53,266	40,163
Amortization of capitalized interest	755	690	683	840	792
Capitalized interest	(902)	(400)	(649)	(370)	(459)
Earnings	$178,287	$260,324	$129,973	$108,225	$59,681
Fixed Charges
Interest	$51,702	$54,459	$55,263	$50,981	$38,737
Loss on extinguishment of debt	831	2,487	0	0	0
Capitalized interest	902	400	649	370	459
Amort. of discounts and capitalized cost related to indebtness	2,631	2,169	2,253	1,915	967
Total fixed charges	$56,066	$59,515	$58,165	$53,266	$40,163
Ratio of earnings to fixed charges	3.18	4.37	2.23	2.03	1.49

LaSalle Hotel Properties
Computation of Ratios of Earnings to Combined Fixed Charges and Preferred Share Dividends
(in thousands, except ratio data)
(unaudited)

	For the year ended December 31,
	2015	2014	2013	2012	2011

Net income attributable to common shareholders	$123,383	$197,561	$70,984	$45,146	$12,934
Discontinued operations	0	0	0	0	(796)
Income tax (benefit) expense	(1,292)	2,306	470	9,062	7,048
Noncontrolling interests	277	652	320	281	(1)
Fixed charges	68,235	73,848	75,550	74,999	70,115
Amortization of capitalized interest	755	690	683	840	792
Capitalized interest	(902)	(400)	(649)	(370)	(459)
Earnings	$190,456	$274,657	$147,358	$129,958	$89,633
Fixed Charges
Interest	$51,702	$54,459	$55,263	$50,981	$38,737
Loss on extinguishment of debt	831	2,487	0	0	0
Capitalized interest	902	400	649	370	459
Amort. of discounts and capitalized cost related to indebtness	2,631	2,169	2,253	1,915	967
Preference security dividends	12,169	14,333	17,385	21,733	29,952
Total fixed charges and preference security dividends	$68,235	$73,848	$75,550	$74,999	$70,115
Ratio of earnings to combined fixed charges and preferred share dividends	2.79	3.72	1.95	1.73	1.28